Exhibit 10.1

Summary of Terms and Conditions for

Debtor-In-Possession Financing

(the “DIP Term Sheet”)

WHEREAS the Borrower (as defined below) has requested and the DIP Lender (as defined below) has agreed to provide funding in order to fund certain limited obligations of the Borrower in the context of its proceeding under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”, and such proceeding, the “CCAA Proceeding”) before the Ontario Superior Court of Justice (Commercial List) (the “Court”) in accordance with the terms set out herein;

NOW THEREFORE the parties, in consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are hereby acknowledged), agree as follows:

1. BORROWER:	Li-Cycle Holdings Corp., an Ontario corporation (the “Borrower”).

2. GUARANTORS:	Each subsidiary of the Borrower that is an Applicant in the CCAA Proceeding (such entities, the “DIP Guarantors” and together with the Borrower, the “DIP Loan Parties”).

3. DIP LENDER:	Glencore International AG (“Glencore” and the “DIP Lender”).

4. EXISTING FACILITIES:	The Borrower is party to (i) that certain Amended and Restated Convertible Note having an original principal amount of US$124,059,131.32 as of January 31, 2025 (the “First A&R Glencore Note”) issued by the Borrower to Glencore Canada Corporation (“Glencore Canada”) on May 5, 2022 pursuant to that certain Note Purchase Agreement, dated May 5, 2022 (the “2022 Note Purchase Agreement”) and as subsequently amended and restated on March 25, 2024 and January 31, 2025, (ii) that certain Amended and Restated Convertible Note having an original principal amount of $121,772,741.47 as of January 31, 2025 (the “Second A&R Glencore Note”), issued by the Borrower to Glencore Canada Corporation on May 5, 2022 pursuant to the 2022 Note Purchase Agreement and as subsequently amended and restated on March 25, 2024 and January 31, 2025 and (iii) that certain Amended and Restated Senior Secured Convertible Note having an original principal amount of US$81,573,643.75 as of January 31, 2025, issued by the Borrower to Glencore Canada Corporation on March 25, 2024 and amended and restated on January 31, 2025 (the “Original Senior Secured Glencore Note” and, together with the First A&R Glencore Note and the Second A&R Glencore Note, collectively, the “Glencore Notes” and, the debt under First A&R Glencore Note and Original Senior Secured Glencore Note, the “Existing Glencore Secured Debt”) pursuant to that certain amended and restated Note Purchase Agreement, dated March 25, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “2024 Note Purchase Agreement”).

Certain of the DIP Guarantors are party to that certain Loan Arrangement and Reimbursement Agreement, dated November 7, 2024 (as amended by that certain Omnibus Amendment and Consent Agreement, dated January 13, 2025, the “DOE Loan Agreement” and, together with the Existing Glencore Secured Debt, the “Existing Secured Debt”) among the United States Department of Energy, Li-Cycle U.S. Inc., as the borrower, Li-Cycle North America Hub, Inc., as a borrower entity and Li-Cycle Inc., as a borrower entity, and the liens and security interests granted by such DIP Guarantors securing the DOE Loan Agreement are the “DOE Security” and the Collateral (as defined in the DOE Loan Agreement) subject to the DOE Security is the “DOE Collateral”.

5. USE OF PROCEEDS:

The proceeds of the DIP Facility may only be used to pay the following:

(i) under the North American Facility, (a) fees and other expenses due and payable under the DIP Facility, (b) other amounts contemplated to be paid in accordance with the Budget (as defined below) (subject to Permitted Variances (as defined below)) for the North American operations of the DIP Loan Parties and only for the limited purpose of facilitating the Proceeding, including the SISP, and (c) the making by the Borrower of intercompany loans to Li-Cycle U.S. Inc and Li-Cycle APAC Pte., and

(ii) under the European Facility, the making by the Borrower of the Intercompany Loans (as defined below) to Li-Cycle Europe AG (the “Swiss Subsidiary”) and/or Li-Cycle Germany GmbH (the “German Subsidiary”) to fund the approved operating expenses to such entities, as specifically provided in the Budget (collectively, the “Permitted Uses”).

Subject to the terms of the Amended and Restated Initial Order (as defined below), no portion of DIP Loans (as defined below) and/or the Debtors’ cash collateral and other cash may be used to investigate, commence or prosecute any action, proceeding or objection with respect to or related to the rights, remedies, liens or security interests of the DIP Lender under this DIP Term Sheet or the DIP Credit Agreement, as applicable, and related definitive documentation relating to the DIP Facility.

6. DIP FACILITY AND MAXIMUM AMOUNT:	A non-amortizing multi-draw term loan debtor-in-possession credit facility in the aggregate principal amount of US$10.5 million (the “Aggregate Maximum Amount”), of which an aggregate principal amount of US$9 million (the “North American Maximum Amount”) will be available to fund the operations of the North American business of the DIP Loan Parties (the “North American Facility”), and an aggregate principal amount of US$1.5 million (the “European Maximum Amount” and together with the North American Maximum Amount, the “Maximum Amounts” and each, an “Maximum Amount”) will be available to fund the operations of the Swiss Subsidiary and the German Subsidiary (the “European Facility” and together with the North American Facility, the “Facilities”); provided that if, in accordance with Section 2.2 of the Purchase Agreement, the Buyer elects to exercise the Rochester Option, the Aggregate Maximum Amount and North American Maximum Amount may each be increased by (i) US$1.25 million in the case of the exercise of a Total Rochester Option and (ii) a maximum of US$1.25 million in the case of the exercise of a Partial Rochester Option (with such amount determined in accordance with the definition of “Incremental Winddown Amount” (as defined in the Purchase Agreement)).

Drawings under each of the Facilities will be available in multiple drawings in an aggregate amount not to exceed the applicable Maximum Amount, in each case, only solely for the Permitted Uses and in accordance with the Budget and on the terms and conditions contained herein or in the DIP Credit Agreement, as applicable (the “DIP Facility”; and the loans thereunder, the “DIP Loans”).

The date of the closing of the DIP Facility is referred to herein as the “Effective Date.”

7. INTERCOMPANY LOANS

Subject to the terms of this DIP Term Sheet (including, without limitation, the Budget) and the Amended and Restated Initial Order, the Borrower shall be permitted to use proceeds of DIP Loans advanced under the European Facility to make loans (each, an “Intercompany Loan”) to the Swiss Subsidiary and German Subsidiary, as contemplated by this DIP Term Sheet and/or the Budget; provided that the following conditions precedent shall be satisfied, or waived in writing by the DIP Lender, in its sole discretion, prior to the Borrower making any Intercompany Loan:

(a) the quantum and timing of such Intercompany Loan shall be in accordance with, as the case may be, the German Budget or the Swiss Budget and the liquidity need set out therein for the respective next calendar week;

(b) there shall be no Event of Default outstanding that has not been cured or waived in writing by the DIP Lender, in its sole discretion;

(c) such Intercompany Loan shall be documented in the form attached as Schedule “A” hereto, and for certainty, the Intercompany Loan(s) shall (i) provide that after (A) the occurrence and during the continuance of an Event of Default and the termination of the DIP Facility by the DIP Lender in accordance with this DIP Term Sheet or the DIP Credit Agreement, as applicable, and (B) the Court having issued an order authorizing the DIP Lender to do so (such order sought by the DIP Lender on not less than three (3) business days’ notice to the Borrower and Alvarez & Marsal Canada Inc., in its capacity as Court-appointed monitor (in such capacity, the “Monitor”) after the occurrence and during the continuance of an Event of Default), the DIP Lender shall have the right to instruct the Borrower to, and the Borrower acting at the direction of the DIP Lender shall, pursue all remedies against the Swiss Subsidiary or German Subsidiary, as applicable, that are available to the Borrower as a lender under the relevant Intercompany Loan, and applicable law; and (ii) allow collection by the DIP Lender of the receivables of the Borrower against the German Subsidiary and the Swiss Subsidiary under the Intercompany Loans after the occurrence of an Event of Default; and

(d) the claims of the Borrower against the German Subsidiary and the Swiss Subsidiary under the Intercompany Loans shall be assigned for security purposes to the DIP Lender pursuant to the DIP Charge.

8. REPAYMENT:

The aggregate principal amount owing under the DIP Facility, all accrued and unpaid interest, and all unpaid fees and expenses incurred by the DIP Lender as provided herein in connection with the DIP Facility (collectively, the “DIP Obligations”) shall be repaid in full on the earliest to occur (the “Maturity Date”) of:

•  the date that is the Outside Date (as defined in the Purchase Agreement (as defined below)), with an ability to extend at the sole option of the DIP Lender;

•  closing of a sale of all or any part of the Transferred Assets (as defined in the Purchase Agreement) to a third-party purchaser pursuant to an Alternative Transaction (as defined in the Purchase Agreement);

•  termination of the Purchase Agreement in accordance with the terms thereof;

•  the closing of the Transactions (as defined in the Purchase Agreement);

•  the termination of the CCAA Proceeding or any action, legal proceeding or formal procedure or step is taken for the filing for or commencement of bankruptcy, insolvency, receivership or moratorium proceedings (or comparable proceedings under applicable local insolvency laws) in respect of any of the Borrower, any Guarantor, the Swiss Subsidiary or the German Subsidiary under any insolvency laws, or the Swiss Subsidiary is compelled under any applicable law to apply for the commencement of such proceedings as a result of it being over-indebted (überschuldet) or illiquid (zahlungsunfähig); or

•  the date of acceleration of the DIP Loans pursuant to this DIP Term Sheet or the DIP Credit Agreement, as applicable, the form of which shall be acceptable to the DIP Lender and the Borrower (the “DIP Credit Agreement”).

The commitment in respect of the DIP Facility shall expire on the Maturity Date and all then outstanding and unpaid DIP Obligations (other than contingent indemnification obligations) shall be repaid in full on the Maturity Date.

All payments received by the DIP Lender shall be applied first to any fees and expenses due under the DIP Facility, then to accrued and unpaid interest thereunder and then, after all such fees, expenses and interest are brought current, to the principal amount outstanding thereunder.

It is acknowledged that, subject to Court approval, some or all of the DIP Obligations may be satisfied by the DIP Lender making of a credit bid for some or all of the assets or equity interests of the Borrower pursuant to a Vesting Order Transaction in the DIP Lender’s sole discretion.

9. BUDGET:	The “Budget” shall consist of, in respect of (i) the Borrower on a consolidated basis, a rolling 13-week operating budget prepared by the Borrower’s management and advisors in the form attached as Part A of Schedule “B” (Budget), and (ii) the Swiss Subsidiary and the German Subsidiary each on a standalone basis individually (the so-prepared standalone budget a “German Budget” or “Swiss Budget”), a liquidity status as of the day two (2) days prior to the relevant day and, derived therefrom, and a rolling 13-week operating budget prepared by the Borrower’s management and advisors in the form attached as Part B of Schedule “B” (Budget), in each case, that is acceptable to the DIP Lender in its sole discretion, prepared in accordance with applicable local insolvency law requirements and, in particular, sets forth all forecasted revenues, operating and non-operating cash receipts, professional fees, disbursements, net operating cash flow and liquidity of the Borrower and the DIP Guarantors (or in the case of the German Budget or Swiss Budget, the German Subsidiary or Swiss Subsidiary, respectively), on a weekly basis for such 13-week period beginning on the Effective Date, broken down by week, including the anticipated weekly borrowings and uses of the DIP Loans for such period, which shall include, in accordance with applicable local insolvency law requirements, among other things, available cash, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Facility, fees and expenses related to the CCAA Proceeding (including professional fees), as applicable, and working capital and other general corporate needs (such Budget (including, for certainty, each of the German Budget and the Swiss Budget) shall be updated and supplemented in the manner required pursuant to Section 22). With respect to any material payments (i.e., payment plans, payments with respect to accounts payable) in the Budget, such payments shall be explicitly identified by individual line items in such Budget.

At any given time, the Budget in effect at such time (whether the original Budget or any subsequent Budget as updated and supplemented in the manner required pursuant to Section 22) shall be referred to as the Budget (or the German Budget or Swiss Budget, as applicable) after approval by the DIP Lender.

10. EFFECTIVENESS OF THE DIP FACILITY:

The Effective Date shall be subject to the following conditions precedent, which shall be satisfied, or waived in writing by the DIP Lender, in its sole and absolute discretion:

(i)  the relevant DIP Loan Parties shall have executed a purchase agreement (the “Purchase Agreement”) for certain North American assets and/or equity interests of the DIP Loan Parties (including the shares of the Swiss Subsidiary), in form and substance acceptable to the DIP Lender in its sole and absolute discretion and such Purchase Agreement shall be in effect as a stalking horse bid, and there shall be no material breach by the Borrower of any of its obligations thereunder which breach has not been cured in accordance with the terms thereof;

(ii)  delivery of the initial Budget, with a copy to the Monitor, in form and substance acceptable to the DIP Lender in its sole discretion;

(iii)   the Filing Date (as defined below) shall have occurred;

(iv) no trustee shall have been appointed with respect to any DIP Loan Party or any of the DIP Loan Parties’ respective properties pursuant to any of the Bankruptcy and Insolvency Act (Canada) or Section 1104 of the Bankruptcy Code;

(v)   the Court shall have issued the Amended and Restated Initial Order in the CCAA Proceeding (the date of such Amended and Restated Initial Order, the “Filing Date”) in the form accepted by the DIP Lender in its reasonable discretion that, among other things, authorizes and approves (i) a first advance under the DIP Facility on the terms and conditions herein, including, without limitation, the DIP Charge securing a principal amount of $10,500,000 and the other DIP Obligations not constituting the principal amount thereof with the priority contemplated herein, and (ii) the advances from the Borrower to the Swiss Subsidiary and the German Subsidiary under the Intercompany Loans, and such Amended and Restated Initial Order shall have been obtained pursuant to notices and otherwise in a manner satisfactory to the DIP Lender and the DIP Loan Parties shall be in full compliance with all the terms of the Amended and Restated Initial Order and the CCAA Proceeding shall have been recognized in the United States pursuant to Chapter 15 of the US Bankruptcy Code in a proceeding before a bankruptcy court acceptable to the DIP Lender (the “US Bankruptcy Court”) and the US Bankruptcy Court shall have entered an Order, in the form accepted by the DIP Lender in its reasonable discretion, giving full force and effect to the Amended and Restated Initial Order within five (5) Business Days;

(vi) all motions brought by any DIP Loan Party in the CCAA Proceeding and in the Chapter 15 Proceedings and orders approving such motions, in each case, as of the date that all other conditions to effectiveness in this Section 10 have been satisfied, shall be reasonably satisfactory to the DIP Lender;

(vii)  each of the representations and warranties under this DIP Term Sheet or DIP Credit Agreement, as applicable, shall be true and correct in all material respects as of the date made or deemed made (unless any representation and warranty is qualified by materiality, in which case it shall be true and correct in all respects as of the date made or deemed made);

(viii)  the absence of any Default or Event of Default hereunder as of the date that all other conditions to effectiveness in this Section 10 have been satisfied; and

(ix) the agreements documenting the Intercompany Loans shall be in full force and effect and as of the date of such effectiveness, there shall be no breach by the parties of any of their obligations thereunder which breach has not been cured in accordance with the terms thereof.

11. AVAILABILITY UNDER DIP FACILITY:

The DIP Facility will be made available subject to the terms and conditions set forth herein.

After the advance of the initial DIP Loans, subsequent DIP Loans shall be in minimum principal amounts and increments to be agreed and are to be funded within one (1) Business Day of delivery of a drawdown certificate in substantially the form set out in Schedule “D” hereto, executed by an officer on behalf of the Borrower (a “Drawdown Certificate”), for the related DIP Loan in accordance with paragraph 13(a) below.

For the purposes of this DIP Term Sheet, “Business Day” means a day on which banks are generally open for business in Toronto, Ontario, New York, NY, and Baar, Switzerland.

The proceeds of each DIP Loan under each Facility shall be applied by the Borrower solely in accordance with the Budget (subject to Permitted Variances) or as may otherwise be agreed to in writing by the DIP Lender, in its sole and absolute discretion, from time to time (in consultation with the Monitor).

12. CONDITIONS PRECEDENT TO THE ADVANCE OF THE INITIAL DIP LOAN:

The following conditions precedent shall be satisfied, or waived in writing by the DIP Lender, in its sole and absolute discretion, prior to the initial DIP Loan hereunder:

(a)   satisfaction of conditions of all conditions set forth under Section 10 (Effectiveness of the DIP Facility);

(b)   no Material Adverse Event shall have occurred;

(c)   there are no pending motions for leave to appeal, appeals, injunctions or other legal impediments relating to the Amended and Restated Initial Order or the DIP Facility, or pending litigation seeking to restrain, vary or prohibit the operation of all or any part of this DIP Term Sheet or DIP Credit Agreement, as applicable;

(d)   there shall be no liens ranking in priority to the DIP Charge except as expressly permitted by this DIP Term Sheet or DIP Credit Agreement, as applicable;

(e)   no creditor of the Borrower or any of its subsidiaries has taken any steps to seize, enforce or otherwise withdraw on any funds of the Borrower or such subsidiaries held in their respective bank accounts;

(f)   the DIP Loan Parties shall have paid all statutory liens, trust and other government claims arising after the commencement of the CCAA Proceeding (but for greater certainty, not including any such claims in existence at the time of the commencement of the CCAA Proceeding) including, without limitation, source deductions, except, in each case, for any such amounts that are not yet due and payable or which are in dispute, in which case appropriate reserves have been made;

(g)   no order shall have been made in the CCAA Proceeding which may, in the sole and absolute discretion of the DIP Lender, be materially adverse to the interests of the DIP Lender, in its capacity as DIP Lender, or materially inconsistent with the terms of this DIP Term Sheet or DIP Credit Agreement, as applicable;

(h)   the making of such DIP Loan shall not result in the aggregate amounts outstanding under the DIP Facility exceeding the amount authorized at such time by the Amended and Restated Initial Order;

(i) delivery of the most recent Budget, with a copy to the Monitor, in form and substance acceptable to the DIP Lender in its sole discretion and the DIP Lender shall be satisfied that the amount of the requested DIP Loan is required in connection with the Budget for the respective next calendar week and that the Borrower’s cash on hand (taking into account the minimum liquidity covenant) is insufficient to satisfy such Budget items;

(j) delivery to the DIP Lender, with a copy to the Monitor, of a Drawdown Certificate, executed by an officer on behalf of the Borrower; and

(k)   the making of such DIP Loan shall not violate any applicable requirement of material law, after giving effect to the Amended and Restated Initial Order and any other order of the Court, and shall not be enjoined, temporarily, preliminarily or permanently; and

(l) there is no material breach of any of the representations, warranties or covenants under the Purchase Agreement.

13. CONDITIONS PRECEDENT TO THE ADVANCE OF SUBSEQUENT DIP LOANS:

The following conditions precedent shall be satisfied, or waived in writing by the DIP Lender, in its sole and absolute discretion, prior to each subsequent DIP Loan hereunder, unless otherwise stated below:

(a)   delivery to the DIP Lender, with a copy to the Monitor, of a Drawdown Certificate, executed by an officer on behalf of the Borrower;

(b)   the Court shall have issued the amended and restated Initial Order in form and content satisfactory to the DIP Lender, in its reasonable discretion, (the “Amended and Restated Initial Order”) that, among other things, authorizes and approves: (i) the advances of the DIP Facility on the terms and conditions hereof and the DIP Charge securing the Maximum Amount and the other DIP Obligations not constituting the principal amount thereof with the priority contemplated herein; (ii) the advances from the Borrower to the Swiss Subsidiary and the German Subsidiary under the Intercompany Loans pursuant to the European Facility, and (iii) the Borrower’s unfettered access and use for working capital purposes of any and all funds in accordance with the Budget which may at any time be deposited into or held in the Bank Accounts (as defined below); and such Amended and Restated Initial Order shall have been obtained pursuant to notices and otherwise in a manner satisfactory to the DIP Lender, in its reasonable discretion;

(c)   the US Bankruptcy Court shall have entered an order in form and content satisfactory to the DIP Lender, in its reasonable discretion, giving full force and effect to the Amended and Restated Initial Order;

(d)   the Court shall have issued an order (the “SISP Order”) approving a sales and investment solicitation process relating to a Vesting Order Transaction (the “SISP”), which SISP Order shall be in form and substance satisfactory to the DIP Lender, acting reasonably;

(e)   solely with respect to access to the North American Facility, the SISP Order shall have approved the Purchase Agreement (a “Stalking Horse Bid”) and Glencore Canada Corp., as a stalking horse; and provides stalking horse protections acceptable to the DIP Lender, acting reasonably;

(f)   unless otherwise agreed to by the DIP Lender and the Purchaser, the Borrower shall be in compliance with the Milestones (as such term is defined in the SISP);

(g)   none of the Amended and Restated Initial Order, the SISP Order or any other Court Order in the CCAA Proceeding or any recognition order under Chapter 15 with respect to any of the foregoing shall have been vacated, stayed or otherwise caused to become ineffective or amended in a manner prejudicial to the DIP Lender;

(h)   no order shall have been made in the CCAA Proceeding which may, in the sole and absolute discretion of the DIP Lender, be materially adverse to the interests of the DIP Lender, in its capacity as DIP Lender, or materially inconsistent with the terms of this DIP Term Sheet or DIP Credit Agreement, as applicable;

(i) if required by the DIP Lender, negotiation, execution and delivery of a credit agreement (the “DIP Credit Agreement”) and related guarantee and security documentation which, where applicable, will be in substantially the form delivered in connection with the Glencore Secured Notes (but without any concept of “Excluded Assets” and, for the avoidance of doubt, inclusive of all Real Estate Assets (as defined in the Glencore Secured Notes) (collectively, with the DIP Credit Agreement and the Amended and Restated Initial Order, the “DIP Loan Documents”), in each case, in form and substance satisfactory to the DIP Lender in its sole discretion;

(j) the making of such DIP Loan shall not violate any applicable requirement of material law, after giving effect to the Amended and Restated Initial Order and any other order of the Court, and shall not be enjoined, temporarily, preliminarily or permanently;

(k)   there is no Default or Event of Default under this DIP Term Sheet or the DIP Credit Agreement, as applicable, that has occurred and is continuing, nor will any such event occur as a result of the making of such DIP Loan;

(l) each of the representations and warranties in this DIP Term Sheet or DIP Credit Agreement, as applicable, shall be true and correct in all material respects as of the date made or deemed made (unless any representation and warranty is qualified by materiality, in which case it shall be true and correct in all respects as of the date made or deemed made);

(m) there are no pending motions for leave to appeal, appeals, or injunctions relating to the Amended and Restated Initial Order, or the SISP Order, as the case may be, any other Court Order or the DIP Facility, or pending litigation seeking to restrain, vary or prohibit the operation of all or any part of this DIP Term Sheet or DIP Credit Agreement, as applicable;

(n)   the DIP Loan Parties shall have paid all statutory liens, trust and other government claims arising after the commencement of the CCAA Proceeding (but for greater certainty, not including any such claims in existence at the time of the commencement of the CCAA Proceeding) including, without limitation, source deductions, except, in each case, for any such amounts that are not yet due and payable or which are in dispute, in which case appropriate reserves have been made;

(o)   delivery of the most recent Budget, with a copy to the Monitor, in form and substance acceptable to the DIP Lender in its sole discretion and the DIP Lender shall be satisfied that the amount of the requested DIP Loan is required in connection with the Budget for the respective next calendar week and that the Borrower’s cash on hand (taking into account the minimum liquidity covenant) is insufficient to satisfy such Budget items;

(p)   the Borrower shall at all times have diligently and in good faith implemented and conducted the SISP in accordance with the SISP Order; and

(q)   there is no material breach of any of the representations, warranties or covenants under the Purchase Agreement.

14. SECURITY

All obligations of the DIP Loan Parties under or in connection with the DIP Facility shall be secured by a Court-ordered charge (the “DIP Charge”) over all present and after-acquired property, assets and undertakings of the DIP Loan Parties, both real and personal (including for greater certainty and without limitation, all equity interests, intellectual property, insurance proceeds, those assets set forth on the financial statements of the DIP Loan Parties (if applicable), the Intercompany Loans and all receivables and other indebtedness, obligations or other amounts owing to the Borrower in connection with the Intercompany Loans), and all proceeds therefrom and all causes of action of the DIP Loan Parties, and, if applicable, any other local law security (collectively, the “Collateral”); for the avoidance of doubt, the Collateral will expressly include assets and property including Real Property Assets which previously constituted Excluded Assets pursuant to the terms of the Glencore Secured Notes. The DIP Charge shall be a priority charge which shall rank ahead of any and all liens, charges, security interests, claims and encumbrances of any kind whatsoever in and against the Collateral including, without limitation, the liens securing the Existing Secured Debt (provided that with respect to the DOE Collateral, the DIP Charge shall rank behind the DOE Security) subject only to:

(a)   an administration charge (the “Administration Charge”) in an aggregate amount not to exceed US$2.5 million, as of the date of the Amended and Restated Initial Order, to secure payment of the reasonable fees, expenses and disbursements of: (i) the Borrower’s Canadian and U.S. counsel; (ii) the Monitor and its Canadian and U.S. counsel; (iii) the Chief Restructuring Officer and Chief Financial Officer of the Borrower (for their monthly work fees); and (iv) the financial advisor of the Borrower.

(b)   a charge in favour of the directors and officers of the DIP Loan Parties (the “D&O Charge”) in an aggregate amount not to exceed US$450,000 as of the date of the Amended and Restated Initial Order; and

(c)   a charge in favour of (i) employees that may be entitled to receive payments in the Borrower’s key employee retention plan in an aggregate amount not to exceed $869,973.92 and US$672,075.46, and (ii) Maplebriar Holdings Inc. for its monthly work fees in the aggregate amount not to exceed US$150,000 (the “KERP Charge”) which charge shall apply only against funds that will be paid by the Borrower to the Monitor and held by the Monitor.

The Amended and Restated Initial Order and SISP Order, as applicable, may also include the granting of charges, ranking subordinate in priority to the DIP Charge, the Administration Charge, the D&O Charge and the KERP Charge:

(a)   in favour of (i) the CRO for its fees and expenses other than its monthly work fees, and (ii) Maplebriar Holdings Inc. for its fees and expenses other than its monthly work fees (the “Transaction Fee Charge”), in an aggregate amount not to exceed US$1 million;

(b)   in favour of Glencore Canada Corporation for payment of the Bid Protections (as defined in the SISP Order) in an aggregate amount not to exceed US$1.2 million (the “BID Procedure Charge”); and

(c)   in favour of the Borrower for any intercompany advances made to the other DIP Loan Parties after the issuance of the Amended and Restated Initial Order (the “Intercompany Charge”), provided such Intercompany Charge shall be released over all Transferred Assets (as such term is defined in the Purchase Agreement) and any assets which are owned by any Transferred Entity (as such term is defined in the Purchase Agreement) by the Approval and Vesting Order.

Subject to the Glencore equity and asset purchase agreement being the successful bid in the SISP, in accordance with the SISP Order, immediately prior to closing, the Borrower shall apply any cash that was saved as a result of a positive variance on any line item in the Budget against any liability giving rise to an Administration Charge or D&O Charge that otherwise would be assumed by the Buyer under the Purchase Agreement at the closing of the transactions contemplated thereby.

15. MANDATORY PREPAYMENTS:	None.

16. VOLUNTARY PREPAYMENTS	The DIP Loans may be permanently prepaid, with the consent of the Monitor, without premium or penalty in full by the Borrower at any time. Amounts repaid may not be reborrowed.

17. ROLL UP OF EXISTING FACILITIES AND/OR OTHER PRE-PETITION DEBT	None.

18. INTEREST RATE:

All amounts outstanding under the DIP Facility will bear interest at a rate equal to 11.3% per annum.

Interest on each DIP Loan shall accrue on each advance of the DIP Loan from and after the date of advance of such DIP Loan to the Borrower to, but excluding, the date of repayment and shall be calculated and compounded on a monthly basis on the principal amount of such DIP Loan and any overdue interest remaining unpaid from time to time and on the basis of the actual number of days elapsed in a year of 365 days.

For the purposes of the Interest Act (Canada), the annual rates of interest referred to in this DIP Term Sheet or the DIP Credit Agreement, as applicable, calculated in accordance with the provisions of this DIP Term Sheet or the DIP Credit Agreement, as applicable, are equivalent to the rates so calculated multiplied by the actual number of days in a calendar year and divided by 365.

If any provision of this DIP Term Sheet or the DIP Credit Agreement, as applicable, or any document entered into in connection therewith would obligate the Borrower to make any payment of interest or other amount payable to the DIP Lender in an amount or calculated at a rate which would be prohibited by law or would result in receipt by the DIP Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in receipt by the DIP Lender of interest at a criminal rate and any such amounts actually paid by the Borrower in excess of the adjusted amount shall be forthwith refunded to the Borrower.

19. DEFAULT RATE:	During the continuation of an Event of Default, the DIP Loans and all other outstanding DIP Obligations will bear interest at an additional 2.00% per annum, payable on demand.

20. REPRESENTATIONS AND WARRANTIES:

Each DIP Loan Party represents and warrants to the DIP Lender as follows (upon which the DIP Lender relies in entering into this DIP Term Sheet), provided that the following representation and warranties shall be subject to the exceptions and thresholds consistent with those set forth in the Original Senior Secured Glencore Note with respect to the corresponding representation and warranties (if there is one) (provided, that such exceptions and thresholds are not specific to the DIP Facility) and subject to the entry of the Amended and Restated Initial Order:

(a)   each DIP Loan Party is duly organized or incorporated and validly existing under the laws of its governing jurisdiction and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary, except where the failure to have such qualification, license or registration would not constitute a Material Adverse Event. For the purpose of this DIP Term Sheet or DIP Credit Agreement, as applicable, “Material Adverse Event” means one or more events or occurrences which individually or collectively could have a material adverse effect (a “Material Adverse Effect”) on: (i) the operations, financial condition, business or assets of the Borrower or any of its subsidiaries, (ii) the ability of the Borrower or any of its subsidiaries to comply with their respective obligations hereunder or under any Court Order, or (iii) the interests of the DIP Lender or its ability to be fully repaid the DIP Obligations in accordance with the terms hereof;

(b)   the Borrower and each other DIP Loan Party have all requisite corporate or other power and authority to: (i) carry on its business; (ii) own property, borrow monies and enter into agreements therefor; and (iii) subject to the entry of the Amended and Restated Initial Order and SISP Order, execute and enter into this DIP Term Sheet or DIP Credit Agreement, as applicable, and observe and perform the terms and provisions thereof;

(c)   the execution and delivery of this DIP Term Sheet or DIP Credit Agreement, as applicable, by the DIP Loan Parties and the performance by each such DIP Loan Party of its obligations hereunder has been duly authorized by all necessary corporate or other action and any actions required under applicable laws;

(d)   except as has been obtained and is in full force and effect, and subject to the entry of the Amended and Restated Initial Order and SISP Order, no registration, declaration, consent, waiver or authorization of, or filing with or notice to, any governmental body is required to be obtained in connection with the performance by the DIP Loan Parties of their obligations under the DIP Facility;

(e)   this DIP Term Sheet or DIP Credit Agreement, as applicable, has been duly executed and delivered by the DIP Loan Parties and constitutes a legal, valid and binding obligation of each such DIP Loan Party, enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or creditors’ rights generally; (ii) the fact that specific performance and injunctive relief may only be given at the discretion of the courts; and (iii) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments;

(f)   the execution and delivery of this DIP Term Sheet or DIP Credit Agreement, as applicable, by the DIP Loan Parties and the performance by each such DIP Loan Party of its obligations thereunder and compliance with the terms, conditions and provisions thereof, will not conflict with or result in a breach in any material respect of any of the terms, conditions or provisions of: (i) its organizational documents (including any shareholders’ agreements) or by-laws; (ii) any applicable laws; (iii) except as stayed pursuant to the CCAA Proceeding by the terms of any Court Order, any contractual restriction binding on or affecting it or its material properties; or (iv) any material judgment, injunction, determination or award which is binding on it, in each case that would reasonably be expected to have, individually or on the aggregate, a Material Adverse Effect;

(g)   each DIP Loan Party is in compliance with all applicable laws applicable to each such DIP Loan Party, non-compliance with which would reasonably be expected to have a Material Adverse Effect;

(h)   there are no actions, suits or proceedings pending, taken or, to the Borrower’s knowledge, threatened, before or by any governmental body or by any elected or appointed public official or private person in Canada or elsewhere, which would reasonably be expected to have a Material Adverse Effect and which will have not been stayed pursuant to the Amended and Restated Initial Order;

(i) each DIP Loan Party has good and marketable title to all of the relevant Collateral held by such DIP Loan Party free from any title defects or irregularities that do not, individually or in the aggregate, materially affect the operation of the business of the DIP Loan Parties taken as a whole;

(j) each DIP Loan Party has filed all material tax returns that are required to be filed and has in all material respects paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it, except any such assessment that is being contested in good faith by proper legal proceedings. Without limiting the foregoing, all employee source deductions (including in respect of income taxes, employment insurance and Canada Pension Plan) payroll taxes and workers’ compensation dues are currently paid and up to date, subject to normal course accruals;

(k)   except as specified on Schedule “E” hereto (or as scheduled to the DIP Credit Agreement, as applicable), there are no actions, suits or proceedings (including any tax-related matter) by or before any arbitrator or governmental authority or by any other person pending against or threatened against or affecting the DIP Loan Parties that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect that will not have been stayed pursuant to the Amended and Restated Initial Order;

(l) each DIP Loan Party maintains insurance policies and coverage that: (i) is sufficient for compliance with any applicable law and all material agreements to which it is a party; and (ii) provide adequate insurance coverage in at least such amounts and against at least such risks as are usually insured against in the same general area by persons engaged in the same or similar business to the assets and operations of the DIP Loan Parties;

(m) all factual information provided by or on behalf of the DIP Loan Parties to the DIP Lender for the purposes of or in connection with this DIP Term Sheet, the DIP Credit Agreement (if applicable) or any transaction contemplated herein, is true and accurate in all material respects on the date as of which such information is dated or certified and remains true in all material respects as of the date provided and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided. With respect to any projections, future business plans or forward looking financial statements, the Borrower is not guaranteeing in giving this representation and warranty that the actual future results will be as forecast or projected (but, for greater certainty, the DIP Lender has all of its rights hereunder in the event that such actual future results are not as forecast or projected, including, without limitation, as provided for in Section 9 herein);

(n)   as of the date hereof, except as specified on Schedule “F” hereto (or as scheduled to the Credit Agreement, as applicable), neither the Borrower nor any Guarantor administers any pension plans and does not have any outstanding payment obligations in respect of special payments or amortization payments, including without limitation, in respect of pension plans, payments related to post-retirement benefits, solvency deficiencies or wind-up shortfalls in relation to any pension plan; and

(o)   no action, legal proceeding or formal procedure or step has been taken for filing for or the commencement of bankruptcy, insolvency, receivership or moratorium proceedings (or comparable proceedings under applicable local insolvency laws) in respect of any of the Borrower, any Guarantor, the Swiss Subsidiary or the German Subsidiary under any insolvency laws.

21. AFFIRMATIVE COVENANTS:

Each DIP Loan Party, as applicable, covenants and agrees to do and cause its subsidiaries to do (as applicable), the following until such time as the DIP Obligations are repaid in full:

(i)  delivery of financial statements on a monthly basis within thirty (30) days after the end of such month for the first two (2) months of each fiscal quarter (which statements shall not be required to be compliant with GAAP), the Budget and the Variance Reports, delivered on a weekly basis pursuant to Section 22 and other information reasonably requested by the DIP Lender;

(ii)   upon request, participate in weekly calls with legal and financial advisors and relevant members of management and representatives of the Monitor;

(iii)   provide the DIP Lender with any material information requested by the DIP Lender, acting reasonably and subject to privilege, confidentiality and any restrictions imposed by SISP Order or any other order of the CCAA court;

(iv)  perform its obligations under this DIP Term Sheet or the DIP Credit Agreement, as applicable, and under any other contract or agreement with the DIP Lender or any of its affiliates as and when required and in the manner required;

(v)    use the proceeds of the DIP Facility only for the Permitted Uses and in accordance with the Budget;

(vi)  comply in all material respects with the provisions of all court orders made in connection with the CCAA Proceeding and Chapter 15 Proceeding (collectively, the “Court Orders” and each a “Court Order”);

(vii)  preserve, renew and keep in full force each DIP Loan Party’s corporate or other existence and all material licenses, permits, approvals, etc. required in respect of their respective business, properties, assets or any activities or operations carried out therein;

(viii)   maintain the insurance in existence as of the date hereof with respect to the Collateral;

(ix)  subject to the CCAA and the Court Orders, materially comply with all of its existing commercial arrangements with Glencore Canada and any affiliate thereof;

(x)    promptly notify the DIP Lender of the occurrence of any Event of Default, or of any event or circumstance (a “Default”) that may, with the passage of time or the giving of notice, constitute an Event of Default;

(xi)  promptly notify the DIP Lender of the commencement of, or receipt of notice of intention to commence, any action, suit, investigation, litigation or proceeding before any court, governmental department, board, bureau, agency or similar body affecting any DIP Loan Party;

(xii)  subject to the CCAA and the Court Orders, comply in all material respects with all applicable laws, rules and regulations applicable to its business, including, without limitation, health and safety, and environmental laws;

(xiii)   except where a stay of proceedings or Court Order otherwise applies, pay when due all statutory liens, trust and other Crown claims including employee source deductions, GST, HST, PST, employer health tax, and workplace safety and insurance premiums, but only with respect to: (i) payments that rank in priority to the DIP Charge; or (ii) payments that are otherwise authorized pursuant to the Amended and Restated Initial Order, and this DIP Term Sheet or the DIP Credit Agreement, as applicable;

(xiv) treat as unaffected the DIP Obligations in any plan of compromise or arrangement, proposal or any other restructuring whatsoever;

(xv)   at all times be and remain subject to the CCAA Proceeding until the DIP Obligations are irrevocably and unconditionally repaid in full, with no further right to DIP Loans, unless the DIP Lender, in its sole discretion, consents to a different treatment;

(xvi) ensure that all motion records, pleadings, application records, orders and other documents (the “Court Documents”) filed, sought, served, and obtained by the Borrower or in respect of which the Borrower consents or does not object, in or in connection with the Proceeding or Chapter 15 Proceeding shall be in form and substance satisfactory to the DIP Lender, acting reasonably, and provide to the DIP Lender copies of such Court Documents as soon as practicable prior to any filing or service in the Proceeding or Chapter 15 Proceeding, but in no event later than the day that is two (2) Business Days prior to the date on which the same is to be served;

(xvii)  subject to the CCAA and the Court Orders, grant the DIP Lender and its professional advisors reasonable access to the Collateral and their business, properties, and books and records where reasonably necessary for the DIP Lender in its capacity as DIP Lender and subject to privilege, confidentiality and any restrictions imposed by SISP Order or any other order of the CCAA court;

(xviii)  unless otherwise agreed to by the DIP Lender and the purchaser and approved by the Court, conduct the SISP strictly in accordance with its terms (including Milestones and timelines) and strictly comply with the SISP Order;

(xix) ensure that all disbursements under the Intercompany Loan to the Germany Subsidiary and the Swiss Subsidiary will be paid to Bank Accounts (as defined below) which are pledged as security under the Original Senior Secured Glencore Note; and

(xx)   within ten (10) days of the effectiveness of the DIP Facility, the relevant DIP Loan Parties will execute and deliver the Purchase Agreement.

22. BUDGET REPORTING:

The Borrower shall provide every Friday of a calendar week (i) an updated Budget and (ii) a Budget Variance Report (as defined below) comparing the Budget to actual results for each line item in a form to be attached to this DIP Term Sheet or the DIP Credit Agreement, as applicable, and otherwise reasonably acceptable to the DIP Lender, with management commentary on any individual line item with a positive or negative variance of 10% or more (excluding any variance attributable to working capital) as compared to the Budget (a “Material Variance”), and tracking of accrual of professional fees and payments and accruals under first day motions/relief.

“Budget Variance Report” means a report provided by the Borrower to the DIP Lenders showing, in each case, on a line item by line item and a cumulative basis, the Actual Cash Receipts, the Actual Operating Disbursement Amounts and the Actual Professional Fee Amounts, in each case, as of the last day of the Test Period then most recently ended, noting therein (i) all variances, on a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Disbursement Amounts and the Budgeted Professional Fee Amounts, for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each Material Variance, if any, is temporary or permanent and analysis and explanations for all Material Variances and (iii) certifying compliance or non-compliance in such Variance Testing Period with the Permitted Variances.

“Actual Cash Receipts” means with respect to any period, the actual amount that corresponds to the line item “Total Receipts” as determined by reference to the Budget as then in effect.

“Actual Operating Disbursement Amounts” means with respect to any period, the amount that corresponds to the line item “Total Cash Disbursements” in the Budget as then in effect.

“Actual Professional Fee Amounts” means with respect to any period, the amount that corresponds to the line item “Total Professional Fees” in the Budget as then in effect.

“Budgeted Cash Receipts” means with respect to any period, the amount that corresponds to the line item “Total Receipts” in the Budget, as then in effect.

“Budgeted Disbursement Amounts” means with respect to any period, the amount that corresponds to the line item “Total Cash Disbursements” in the Budget as then in effect.

“Budgeted Professional Fee Amounts” means with respect to any period, the amount that corresponds to the line item “Total Professional Fees” in the Budget as then in effect.

23. VARIANCE TESTING:

As of the end of each Test Period (as defined below), (i) the aggregate sum of the DIP Loan Parties’ Actual Operating Disbursement Amounts to third parties during such Test Period shall not exceed 110% of the projected Budgeted Disbursement Amounts (which shall, in each case, include capital expenditures), (ii) the aggregate sum of the DIP Loan Parties’ Actual Professional Fee Amounts to third parties during such Test Period shall not exceed 110% of the projected Budgeted Professional Fee Amounts and (iii) the aggregate sum of the DIP Loan Parties’ Actual Cash Receipts from third parties during such Term Period shall not be less than 90% of the Budgeted Cash Receipts for such Test Period as set forth in the Budget (the “Permitted Variance”); provided that to the extent the Actual Operating Disbursement Amounts to third parties is less than the Permitted Variance for such Test Period, the Borrower may carryforward such unused Permitted Variance capacity to any subsequent Test Periods.

“Test Period” shall mean, with respect to actual cash receipts and operating cash disbursements, (x) initially, the four-week period following the Effective Date and (y) thereafter, each rolling four-week period ending two weeks after the previously ended Test Period.

24. NEGATIVE COVENANTS:	The Borrower covenants and agrees not to do the following or permit any subsidiary to do the following while any DIP Obligations remain outstanding, other than with the prior written consent of the DIP Lender or pursuant to an Order of the Court, provided that the following covenants shall be subject to the exceptions and thresholds set forth in the Original Senior Secured Glencore Note with respect to the corresponding negative covenant, if any (provided, that (x) such exceptions and thresholds are not specific to the DIP Facility and (y) the following exceptions and thresholds set forth in Sections 1(k), 1(p), 2(n), 3(b) and 4(k) in Annex A-2 of the Original Secured Glencore Note shall not be applicable):

(a)   transfer, lease or otherwise dispose of all or any part of its property, assets or undertaking except in the ordinary course of their businesses or pursuant to any Intercompany Loans;

(b)   make any payment of principal or interest in respect of any indebtedness outstanding prior to the commencement of the CCAA Proceeding including, without limitation, the Existing Secured Debt, (collectively, the “Existing Indebtedness”) other than as may be expressly permitted or required herein;

(c)   create or permit to exist indebtedness for borrowed money other than: (i) indebtedness for borrowed money existing on the date hereof; (ii) debt contemplated by this DIP Term Sheet or the DIP Credit Agreement, as applicable; and (iii) post-filing trade credit obtained in the ordinary course of business, in accordance with the Budget;

(d)   permit any new liens to exist on any Collateral other than the DIP Charge, the Administration Charge, the D&O Charge, the KERP Charge, the Bid Procedure Charge and Permitted Liens (as defined in the Original Senior Secured Glencore Note (other than liens that are permitted under Section 2(n) of the Original Secured Glencore Note), or as otherwise permitted pursuant to the Court Orders;

(e)   either: (i) change its name, amalgamate, consolidate with or merge into, or enter into any similar transaction with any other entity; or (ii) make any changes to its organizational documents that could be materially adverse to the DIP Lender in its capacity as such;

(f)   other than the Intercompany Loans or as otherwise permitted herein, make any acquisitions, investments or loans to any person or guarantee the obligations of any person, other than those in existence as of the date hereof and previously disclosed to the DIP Lender in writing;

(g)   enter into any transaction with any affiliate or related person (provided, that Glencore and its affiliates shall not constitute affiliates or related persons for purposes of this clause (g)), unless such transaction is on terms that are not less favorable to the Borrower or such subsidiary, as the case may be, other than any Intercompany Loans and those that might be obtained at the time in a comparable arm’s-length transaction from a person who is not an affiliate or related person (as reasonably determined by the Borrower in good faith);

(h)   pay any dividends, distributions or advances to shareholders of the DIP Loan Parties, or any management bonus or similar payments, except to the extent expressly provided for in the approved Budget;

(i) engage in material line of business other than the business engaged in by the Borrower or any subsidiary on the date hereof or any line of business that is reasonably related or ancillary thereto;

(j) change its fiscal year;

(k)   issue any equity;

(l) take any action (or support the taking of any action by another person) that has, or may have, a material adverse impact on the rights and interests of the DIP Lender, including, without limitation, any action in furtherance of challenging the validity, enforceability or amount of the obligations owing in respect of the DIP Facility;

(m) except in accordance with the Purchase Agreement or the SISP Order, commence, continue or seek any stakeholder or court approval for any sale, restructuring transaction or plan without the prior written consent of the DIP Lender in its sole and absolute discretion;

(n)   to the extent legally permitted, undertake to ensure and, if requested, not to consent to any, voluntary filing for the commencement of bankruptcy or receivership proceedings (or comparable proceedings under applicable local insolvency laws) by either of the Swiss Subsidiary or the German Subsidiary;

(o)   not to hold or use any bank accounts other than the bank accounts listed on a schedule attached hereto as Schedule “G” (or as scheduled to the DIP Credit Agreement, as applicable) (the “Bank Accounts”) or otherwise notified to the DIP Lender in writing; and

(p)   amend, vary, novate, supplement, supersede, waive or terminate any agreements documenting the Intercompany Loans.

25. FINANCIAL COVENANTS:	(i) Weekly compliance with the Budget, tested on an aggregate cumulative basis, subject to the Permitted Variance and (ii) minimum liquidity of $0.5 million, tested weekly), with liquidity being defined as unrestricted cash of the Borrower on a consolidated basis.

26. EVENTS OF DEFAULT:

The occurrence of any one or more of the following events, without the prior written consent of the DIP Lender, in its sole and absolute discretion, shall constitute an event of default (“Event of Default”):

(i)  the issuance of an order terminating the CCAA Proceeding or the Chapter 15 Proceeding or lifting the stay in the CCAA Proceeding or the Chapter 15 Proceeding to permit the enforcement of any security against the DIP Loan Parties, or any of the Collateral, or the appointment of a receiver and manager, receiver, interim receiver or similar official or the making of a bankruptcy order against the DIP Loan Parties, the Swiss Subsidiary, any DIP Loan Party, or any of the Collateral, or the termination or expiry (without further extension) of the stay of proceedings provided in the CCAA Proceeding or the Chapter 15 Proceeding in any respect;

(ii)  the issuance of an order granting a lien of equal or superior status to that of the DIP Charge, other than the Administration Charge, the D&O Charge and the KERP Charge;

(iii)   the issuance of any Court Order in the CCAA Proceedings or Chapter 15 Proceedings: (i) staying, reversing, vacating or otherwise modifying the DIP Charge, the Amended and Restated Initial Order, or the SISP Order (and in each case including any Chapter 15 recognition order with respect thereto), as the case may be, in a manner that adversely impacts or could reasonably be expected to adversely impact the rights and interests of the DIP Lender; (ii) that is materially inconsistent with the terms of this Term Sheet, or (iii) that adversely impacts or could reasonably be expected to adversely impact the rights and interests of the DIP Lender in connection with the Collateral or under this DIP Term Sheet or the DIP Credit Agreement, as applicable, or the Amended and Restated Initial Order or the SISP Order (and in each case including any Chapter 15 recognition order with respect thereto), as the case may be, as determined by the DIP Lender, in its sole and absolute discretion;

(iv) failure of any DIP Loan Party to pay any principal, interest fees or any other amounts, in each case when due and owing under this DIP Term Sheet or the DIP Credit Agreement, as applicable;

(v)   any adverse deviation of more than the Permitted Variance from the amount set forth under the Budget for any Budget Period;

(vi) any representation or warranty made by any DIP Loan Party herein or in any Drawdown Certificate delivered by such DIP Loan Party to the DIP Lender shall be incorrect or misleading in any material respect as of the date made or deemed made and, solely to the extent such misrepresentation is capable of being cured, such incorrect representation and warranty continues unremedied for a period of five (5) Business Days;

(vii)  a court order is made (whether in the CCAA Proceeding, the Chapter 15 Proceedings or otherwise), the US Bankruptcy Court refuses to recognize any order in the CCAA Proceeding, a liability arises or an event occurs, including any change in the business, assets, or conditions, financial or otherwise, of the DIP Loan Parties, that, in each case, has or that could reasonably be expected to have a Material Adverse Effect;

(viii)  any material breach of any Court Order upon receipt by the Borrower or a Guarantor of notice from the DIP Lender of such breach by the Borrower or a Guarantor;

(ix) failure of any DIP Loan Party to perform or comply in any material respect with any negative covenant or financial covenant in this DIP Term Sheet;

(x)   failure of any DIP Loan Party to perform or comply with any other term or covenant under this DIP Term Sheet or the DIP Credit Agreement, as applicable, and such default shall continue unremedied for a period of five (5) Business Days after the earlier of (i) delivery of notice given by the DIP Lender to the Borrower, or (ii) the Borrower’s knowledge of such failure to perform or comply;

(xi) any change of control of any DIP Loan Party, except in accordance with the Purchase Agreement;

(xii)  the seeking of, or support by, any DIP Loan Party, or the issuance of, any court order (in the CCAA Proceeding, the Chapter 15 Proceedings or otherwise) that is, in the sole and absolute discretion of the DIP Lender, adverse to the interests of the DIP Lender or otherwise not in form and substance satisfactory to the DIP Lender, acting reasonably;

(xiii)  any of the Sellers (as defined in the Purchase Agreement) rescinds or purports to rescind (in writing) or repudiates or purports to repudiate (in writing) the Purchase Agreement, the Purchase Agreement, or any Collateral;

(xiv) any of the Sellers (as defined in the Purchase Agreement) has breached any of the representations, warranties or covenants under the Purchase Agreement;

(xv)   the Swiss Subsidiary or the German Subsidiary suspends or ceases to carry on all or a material portion of its business;

(xvi) any of the Borrower, any Guarantor, the Swiss Subsidiary or the German Subsidiary is overindebted or is declared unable to pay its debts under applicable law or admits its inability or fails generally to pay its debts as they become due (taking into account any drawings under the DIP Loan or the Intercompany Loans, as applicable); or

(xvii) (A) any action, legal proceeding or formal procedure or step is taken for the commencement of bankruptcy, insolvency, receivership or moratorium proceedings (or comparable proceedings under applicable local insolvency laws) in respect of any of the Borrower, any Guarantor, the Swiss Subsidiary or the German Subsidiary under any insolvency laws, or (B) the Swiss Subsidiary is compelled under any applicable law to apply for the commencement of such proceedings as a result of it being over-indebted (überschuldet) or illiquid (zahlungsunfähig).

27. [RESERVED]

28. INDEMNITY:

The DIP Loan Parties, jointly and severally, indemnify and hold harmless the DIP Lender and each of its respective affiliates, officers, directors, fiduciaries, employees, agents, advisors, attorneys and representatives from and against all losses, claims, liabilities, damages, and expenses (limited in the case of professional fees to the actual, reasonable and documented out-of-pocket fees and disbursements of counsel) in connection with any investigation or proceeding, or the preparation of any defense in respect thereof, litigation arising out of or relating to the DIP Facility or the transactions contemplated in this DIP Term Sheet, including the Intercompany Loans, or the DIP Credit Agreement, as applicable, or the Glencore Notes.

The foregoing indemnities and the indemnities granted under this DIP Term Sheet or the DIP Credit Agreement, as applicable, shall survive any termination of the DIP Facility.

29. REMEDIES:	Upon the occurrence and during the continuance of an Event of Default, and subject to the Court Orders, whether or not there is availability under the DIP Facility, (a) without any notice to the Borrower, the Borrower shall have no right to receive any additional DIP Loans or other accommodation of credit from the DIP Lender except in the sole and absolute discretion of the DIP Lender; and (b) the DIP Lender may immediately terminate the DIP Facility and demand immediate payment of all DIP Obligations (other than contingent indemnification obligations) by providing such a notice and demand to the Borrower, with a copy to the Monitor. With not less than five (5) Business Days’ notice to the Borrower after the occurrence and during the continuance of an Event of Default, the DIP Lender shall have the right to enforce the DIP Charge and to exercise all other rights and remedies in respect of the DIP Obligations and the DIP Charge and, if applicable, the Intercompany Loan Security Assignments and other local law security, including the right to realize on all Collateral and to apply to the Court for the appointment of a Court-appointed receiver (subject to the application of a portion of the proceeds of realization to Administration Charge, as applicable) and the right to enforce the Intercompany Loans and the Intercompany Loan Security Assignment Agreements and to exercise all rights and remedies thereunder against the Swiss Subsidiary and the German Subsidiary consistent therewith. No failure or delay by the DIP Lender in exercising any of its rights hereunder or at law shall be deemed a waiver of any kind, and the DIP Lender shall be entitled to exercise such rights in accordance with the DIP Credit Agreement at any time. No further Intercompany Loans shall be made by the Borrower after the occurrence of an Event of Default, unless such Event of Default is cured or waived in writing by the DIP Lender, or the DIP Lender otherwise agrees in writing.

30. COSTS AND EXPENSES; LEGAL FEES:	Each party shall be responsible for their own costs and expenses (including legal fees), provided, however, that the Borrower shall be responsible for the out-of-pocket legal fees, costs and expenses incurred by the DIP Lender in connection with the enforcement of the DIP Facility.

31. DIP LENDER APPROVALS:	Any consent, approval, instruction or other expression of the DIP Lender to be delivered in writing may be delivered by any written instrument, including by way of email, by the DIP Lender (including by its counsel) pursuant to the terms hereof.

32. TAXES:

All payments by the DIP Loan Parties under the DIP Credit Agreement to the DIP Lender, shall be made free and clear of, and without reduction for or on account of, any taxes.

Subject to the Glencore equity and asset purchase agreement being the successful bid in the SISP, in accordance with the SISP Order, the DIP Lender agrees to supply additional cash necessary to pay any applicable withholding taxes in respect of the interest paid on the DIP Loans.

33. FURTHER ASSURANCES:	The Borrower and each DIP Guarantor shall, at its sole cost and expense, from time to time do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the DIP Lender may reasonably request for the purpose of giving effect to the provisions of the DIP Credit Agreement. Without limiting the foregoing, the Borrower and each DIP Guarantor agrees that if so requested by the DIP Lender, acting reasonably, it shall promptly execute and deliver to the DIP Lender any general security agreement, real property security, intellectual property security, security over the Intercompany Loans, or other security documents securing its obligations to the DIP Lender hereunder in forms reasonable and customary for debtor in possession financings, provided however that the execution of any such security document shall not be a condition precedent to funding the Maximum Amount or DIP Loans.

34. ENTIRE AGREEMENT:	This DIP Term Sheet (until the effectiveness of the DIP Credit Agreement, if applicable) constitutes the entire agreement between the parties relating to the subject matter hereof.

35. AMENDMENTS, WAIVERS, ETC.:	No waiver or delay on the part of the DIP Lender in exercising any right or privilege hereunder will operate as a waiver hereof or thereof unless made in writing and delivered in accordance with the terms of this DIP Term Sheet. Any amendment to the terms of this DIP Term Sheet shall be made in writing and signed by the parties hereto.

36. ASSIGNMENT:

The DIP Lender may assign this DIP Term Sheet or the DIP Credit Agreement, as applicable, and its rights and obligations hereunder, in whole or in part, to an affiliate, in its sole and absolute discretion

Neither this DIP Term Sheet nor any right and obligation hereunder may be assigned by the Borrower or any DIP Guarantor.

37. SEVERABILITY:	Any provision that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

38. COUNTERPARTS AND SIGNATURES:	This DIP Term Sheet may be executed in any number of counterparts and by electronic transmission, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument. Any party may execute this DIP Term Sheet by signing any counterpart of it.

39. NOTICES:

Any notice, request or other communication hereunder to any of the parties shall be in writing and be well and sufficiently given if delivered personally or sent by electronic mail to the attention of the person as set forth below:

(a) In the case of the DIP Loan Parties:

Li-Cycle Holdings Corp.

66 Wellington St W

Suite 53000

Toronto, ON M5K 1E6

Attention: Bill Aziz

With a copy to:

Freshfields Bruckhaus Deringer LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: Andrea M. Basham, Madlyn Primoff and Allison Liff

And

McCarthy Tétrault LLP

66 Wellington St W

Suite 5300

Toronto, ON M5K 1E6

Attention: Robert Hansen, Fraser Bourne

And with a copy to the Monitor:

Alvarez & Marsal Canada Inc.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 3501

Toronto, ON M5J 2J1

Attention: Melanie MacKenzie & Joshua Nevsky

And with a copy to the Monitor’s Counsel:

Osler, Hoskin & Harcourt LLP

First Canadian Place

100 King St. W Suite 6200

Toronto, ON M5X 1 B8

Attention: Michael De Lellis & Martino Calvaruso

(b) In the case of the DIP Lender:

Glencore International AG

Baarermattstrasse 3

P.O. Box

6341 Baar

Switzerland

Attention: General counsel

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY010153

Attention: David Avery-Gee; Matt Barr, Justin D. Lee, Mariel Cruz, Chase Bentley and Brendan Conley

and

Torys LLP

79 Wellington Street East

Suite 3000

Toronto, ON M5K 1N2

Attention: Scott Bomhof

Any such notice shall be deemed to be given and received, when received, unless received after 5:00 EST or on a day other than a Business Day, in which case the notice shall be deemed to be received the next Business Day.

40. GOVERNING LAW:	Governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

41. CURRENT AND JUDGMENT CURRENCY:

Unless otherwise specified herein, all dollar amounts are in the lawful currency of the United States of America. The Borrower shall pay to the DIP Lender all payments on account of principal and interest hereunder in lawful money of the United States of America.

If in the recovery by the DIP Lender of any amount owing by the DIP Loan Parties hereunder in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment, the amount received by the DIP Lender is less than the recovery provided for under the judgment, the DIP Loan Parties shall immediately pay any such shortfall to the DIP Lender and such shortfall can be claimed by the DIP Lender against the DIP Loan Parties as an alternative or additional cause of action.

42. COUNSEL TO THE DIP LENDER:	Weil, Gotshal & Manges LLP and Torys LLP

IN WITNESS HEREOF, the parties hereby execute this DIP Term Sheet as at the date first above mentioned.

BORROWER	LI-CYCLE HOLDINGS CORP., as Borrower

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

By:
Name:
Title:

GUARANTOR	LI-CYCLE CORP., as Guarantor

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

By:
Name:
Title:

GUARANTOR	LI-CYCLE AMERICAS CORP., as Guarantor

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

By:
Name:
Title:

GUARANTOR	LI-CYCLE U.S. INC., as Guarantor

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

By:
Name:
Title:

GUARANTOR	LI-CYCLE INC., as Guarantor

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

By:
Name:
Title:

GUARANTOR	LI-CYCLE NORTH AMERICA HUB, INC., as Guarantor

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

By:
Name:
Title:

DIP LENDER	GLENCORE INTERNATIONAL AG, as DIP Lender

	By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorised Signatory